Exhibit 4.16

AMENDED AND RESTATED COMMITMENT LETTER

This Amended and Restated Commitment Letter, dated June 22, 2009, is the Amended and Restated Commitment Letter referred to in the Amendment Agreement (“Amendment Agreement”) dated as of June 22, 2009 among Li Xiande, Chen Kangping and Li Xianhua (collectively the “Founders” and each a “Founder”) and the Series B Shareholders as defined in the Amendment Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Amendment Agreement.

In consideration of the Series B Shareholders entering into the Amendment Agreement, the Founders hereby amend and restate the Commitment Letter, and make the following undertakings to the Series B Shareholders:

(1)	We shall cause the Company to deliver to the Series B Shareholders the Year 2009 Account on or prior to April 30, 2010. If the Qualified IPO (or listing of the Ordinary Shares directly or indirectly on a stock exchange in China (“China Listing”), as the case may be) has not been completed by the time of the delivery of the Year 2009 Account and the Year 2009 Net Earnings is less than RMB100 million, we shall, within five (5) Business Days, transfer a certain number of Ordinary Shares to the Series B Shareholders without further consideration. The number of Ordinary Shares to be transferred to the Series B Shareholders without further consideration pursuant to this provision shall be calculated as follows:

N= N1 x [(Investment Amount / Money Valuation of Year 2009) – (Investment Amount / Money Valuation of Year 2008)], where:

N= the number of Ordinary Shares to be transferred without further consideration.

N1= 1,270,961, being the total number of Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares issued and outstanding at the Closing.

Investment Amount = the subscription price for the Series B Preferred Shares of Paker paid by the Series B Shareholders in US dollar multiplied by 6.8458.

Money Valuation of Year 2008 = Year 2008 Net Earnings in Renminbi multiplied by 6.6 plus (a) the Investment Amount and (b) RMB166,876,144.

Money Valuation of Year 2009 = (Year 2008 Net Earnings in Renminbi multiplied by 6.6 and multiplied by Year 2009 Net Earnings in Renminbi) / RMB100 million plus (a) Investment Amount and (b) RMB166,876,144.

For purposes of this Commitment Letter, “Year 2008 Account” means the audited consolidated financial statements of the Company for the period from January 1, 2008 to December 31, 2008 audited by the Auditors and prepared in accordance with U.S. GAAP. “Year 2008 Net Earnings” means the consolidated after-tax net income of the Company as reflected in the Year 2008 Account, subject to the adjustments pursuant to Paragraph (5) of this Commitment Letter.

For purposes of this Commitment Letter, (i) “Year 2009 Account” means the audited consolidated financial statements of the Company for the period from January 1, 2009 to December 31, 2009 audited by the Auditors and prepared in accordance with U.S. GAAP; “Year 2009 Net Earnings” means the consolidated after-tax net income of the Company as reflected in the Year 2009 Account, and (ii) “Year 2010 Account” means the audited consolidated financial statements of the Company for the period from January 1, 2010 to December 31, 2010 audited by the Auditors and prepared in accordance with U.S. GAAP; “Year 2010 Net Earnings” means the consolidated after-tax net income of the Company as reflected in the Year 2010 Account, subject in the case of the Year 2009 Net Earnings and Year 2010 Net Earnings, to the adjustments pursuant to Paragraph (6) of this Commitment Letter.

(2)	We shall cause the Company to deliver to the Series B Shareholders the Year 2010 Account on or prior to April 30, 2011. If the Qualified IPO (or China Listing, as the case may be) has not been completed by the time of the delivery of the Year 2010 Account and the Year 2010 Net Earnings is less than RMB200 million, we shall, within five (5) Business Days, transfer a certain number of Ordinary Shares to the Series B Shareholders without further consideration. The number of Ordinary Shares to be transferred to the Series B Shareholders without further consideration pursuant to this provision shall be calculated as follows:

N = N1 x [(Investment Amount / Money Valuation of Year 2010) – (Investment Amount / Money Valuation of Year 2009)], where:

N = the number of Ordinary Shares to be transferred without further consideration.

N1 = 1,270,961, being the total number of Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares issued and outstanding at the Closing.

Investment Amount = RMB240,972,160 being the subscription price for the Series B Preferred Shares of Paker paid by the Series B Shareholders in US dollars multiplied by 6.8458.

Money Valuation of Year 2009 = (Year 2008 Net Earnings in Renminbi multiplied by 6.6 and multiplied by Year 2009 Net Earnings in Renminbi) / RMB100 million plus (a) the Investment Amount and (b) RMB166,876,144.

Money Valuation of Year 2010 = (Year 2008 Net Earnings in Renminbi multiplied by 6.6 and multiplied by Year 2010 Net Earnings in Renminbi) / RMB200 million plus (a) the Investment Amount and (b) RMB166,876,144.

(3)	We agree not to adjust the formula for calculating N in Paragraph (1) or Paragraph (2) to reflect the effects of any subsequent equity investment in the Company on the date on which the Ordinary Shares are transferred pursuant to Paragraph (1) or Paragraph (2) of this Commitment Letter.

(4)	If Year 2009 Net Earnings is greater than RMB100 million, it shall, for the purposes of calculating N in Paragraphs (1) and (2) above, be deemed to be RMB100 million. If Year 2010 Net Earnings is greater than RMB200 million, it shall, for the purposes of calculating N in Paragraph (2) above, be deemed to be RMB200 million.

(5)

Any earnings obtained through or as the result of mergers or acquisitions or any extraordinary or non-recurring earnings shall not be counted toward the Year 2008 Net Earnings of the Company for purposes of this Commitment Letter. In calculating the Year 2008 Net Earnings of the Company, the costs and expenses incurred by the Company in relation to any financing conducted by the Company, including the costs and expenses incurred by the Company in relation to the investment by Flagship Desun Shares Co., Limited and Everbest International Capital Limited in the Series A Preferred

Shares, investment by Series B Shareholders, the Qualified IPO and the implementation of any share incentive plan shall not be deducted from the income of the Company. Year 2008 Net Earnings of the Company shall be rounded to the nearest RMB100,000.

(6)	Any earnings obtained through or as the result of mergers or acquisitions or any extraordinary or non-recurring earnings shall not be counted toward the Year 2009 Net Earnings and Year 2010 Net Earnings of the Company for purposes of this Commitment Letter. In calculating the Year 2009 Net Earnings and Year 2010 Net Earnings of the Company, the costs and expenses incurred by the Company in relation to any financing conducted by the Company, including the Qualified IPO, listing of the Ordinary Shares directly or indirectly on any stock exchange and the implementation of any share incentive plan shall not be deducted from the income of the Company. Year 2009 Net Earnings and Year 2010 Net Earnings of the Company shall be rounded to the nearest RMB100,000.

(7)	Our undertakings herein are based on the following undertakings and agreement of the Series B Shareholders: (i) they will not convert any portion of the Series B Preferred Shares into Ordinary Shares unless all of the Series B Preferred Shares held by the Series B Shareholders are proposed to be converted into Ordinary Shares, and (ii) each Series B Shareholder agrees that our undertakings under the Commitment Letter (the “Previous Commitment Letter”) to the Series B Shareholders dated October 7, 2008 on the adjustment to the share percentages of the Series B Shareholders and us in Paker based on the Year 2009 Net Earnings (as such term is defined in the Previous Commitment Letter) of Paker shall be terminated upon Closing (as such term is defined in the Share Subscription Agreement).

(8)	This Commitment Letter shall be governed by the laws of the People’s Republic of China (“PRC”) and any dispute arising out of or relating to this Commitment Letter shall be submitted to a PRC court with competent jurisdiction.

(9)	In the case of any discrepancy between Chinese version and English version, the Chinese version shall prevail.

(10)	The Founders shall not be liable to the Series B Shareholders under this Commitment Letter for failure of the Company to achieve Year 2009 Net Earnings of RMB100 million or Year 2010 Net Earnings of RMB200 million resulting, directly or indirectly, from acts of God, earthquake, fire, flood, snow storm, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and / or loss of time to the Company. If such failure occurs, the Founders shall notify the Series B Shareholders of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure.”

Name: Xiande Li
Signature:	/s/ Kangping Chen

Name: Kangping Chen
Signature:	/s/ Kangping Chen

Name: Xianhua Li
Signature:	/s/ Kangping Chen

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